UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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TEREX CORPORATION
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Commencing April 20, 2012, Terex Corporation sent the following communication to certain stockholders

RE        Terex Corporation (“Terex”) 2012 Proxy Statement
________________________________________________________________________________________
In an effort to assist your review of Terex’s 2012 Proxy Statement, Terex would like to call the following information to your attention.

Terex’s executive compensation program is based on the following core principles: (i) stockholder engagement; (ii) pay for performance; (iii) stockholder alignment; and (iv) balance between short term and long term compensation and competitive with peers.

Terex has embraced the spirit of stockholder engagement contained in Dodd-Frank by attempting to engage all of its stockholders on its executive compensation practices and not simply hold a “Say-on-Pay” vote. In 2011, Terex held a stockholder forum (live and via the Internet) on compensation matters prior to its annual meeting of stockholders giving all stockholders the ability to ask questions of the Compensation Committee’s chairperson and provide feedback on Terex’s executive compensation program. This year, in an effort to better understand the thoughts of Terex’s stockholders, the Compensation Committee Chairman and one of the Compensation Committee members met with seven of Terex’s largest stockholders (accounting for approximately 23% of Terex’s outstanding shares) in the first quarter of 2012 to discuss Terex’s executive compensation program. Terex will be hosting a stockholder forum on compensation again this year prior to its annual meeting in a further effort to engage with its stockholders on compensation matters.

The paragraph above and the bullet points below demonstrate the Compensation Committee’s commitment to the compensation program’s core principles. Key highlights include the following:

•
Strong correlation between Terex’s after-tax return on invested capital and the compensation paid or provided to Mr. De Feo during the last five fiscal years. (see page 21 of Terex’s Proxy to see the strong correlation)

•
Strong correlation between Terex’s total stockholder return and the total realized compensation of Mr. De Feo during the last five fiscal years. (see page 22 of Terex’s Proxy to see the strong correlation)

•
While annual net sales in 2011 increased approximately $2.1 billion versus 2010, or approximately 33% excluding acquisitions, and results from continuing operations improved by approximately $250 million in 2011 versus 2010, as 2011 operating results were below Terex’s expectations, bonus payouts for 2011 were below the bonus target amount.

•	Mr. De Feo and the Committee agreed that his target bonus opportunity for 2012 would be reduced from 200% of base salary to 125% of base salary.

•
The long-term compensation awards granted in 2011 to the Named Executive Officers were granted exclusively in equity, with Messrs. De Feo’s and Widman’s award being approximately 85% performance-based.

•
Approximately $7.8 million in stock awards were forfeited in 2011 and 2012 by Mr. De Feo and approximately $4.9 million in stock awards were forfeited in 2011 and 2012 by the other Named Executive Officers as a result of Terex’s failure to achieve performance targets set by the Compensation Committee.

In 2012, Terex’s stock has substantially recovered from its decline in 2011 and had a total stockholder return of 66.5% in the first quarter of 2012. This resulted in Terex having the highest total stockholder return of its peer group of 29 companies during this period. Please see Exhibit A attached to this memorandum.

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com

EXHIBIT A

Company	TSR Q1 2012
Terex Corporation	66.5%
Meritor, Inc.	51.7%
The Manitowoc Company, Inc.	50.8%
Textron Inc.	50.6%
Cummins Inc.	36.8%
Ingersoll-Rand plc	36.2%
The Timken Company	31.7%
Thomas & Betts Corporation	31.7%
NACCO Industries, Inc.	31.1%
SPX Corporation	29.1%
PACCAR Inc.	25.5%
Illinois Tool Works Inc.	23.1%
Lennox International Inc.	19.9%
Danaher Corporation	19.1%
Hubbell Inc.	18.1%
Flowserve Corporation	16.7%
Eaton Corporation	15.3%
Roper Industries Inc.	14.3%
Carlisle Companies Inc.	13.1%
Parker-Hannifin Corporation	11.4%
AGCO Corporation	9.9%
Rockwell Automation, Inc.	9.2%
Dover Corporation	9.0%
Oshkosh Corporation	8.4%
Cameron International Corp.	7.4%
Navistar International Corporation	6.8%
Pall Corporation	4.7%
Crane Company	4.4%
Joy Global Inc.	-1.8%
FMC Technologies, Inc.	-3.5%

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com
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